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                                                                     EXHIBIT 5.1

                          OPINION OF LATHAM & WATKINS

                        [Letterhead of Latham & Watkins]


                                 March 27, 2001

drkoop.com, Inc.
225 Arizona Avenue, Suite 250
Santa Monica, CA 90401

  Re:  drkoop.com, Inc.
       106,050,425 shares of common stock, par value $0.001 per share

Ladies and Gentlemen:

   In connection with the registration under the Securities Act of 1933, as amended (the "Act"), of 106,050,425 shares (the "Shares") of common stock, par value $0.001 per share, of drkoop.com, Inc. (the "Company") on Form S-3 by the Company filed with the Securities and Exchange Commission (the "Commission") on March 22, 2001 (as it may be amended or supplemented from time to time, the "registration statement"), you have requested our opinion with respect to the matters set forth below. The registered shares consist of 78,571,428 shares of common stock ("Conversion Shares") presently issuable upon the conversion of 1,205,500 shares of the Company's Series D 8% Preferred Stock ("Preferred Stock") and 27,478,997 shares ("Warrant Shares") of common stock issuable upon the exercise of warrants (the "Warrants") held by various stockholders listed in the selling stockholders' table of the registration statement.

   In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Conversion Shares and Warrant Shares. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

   In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

   We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws.

   Subject to the foregoing, as of the date hereof, it is our opinion that upon conversion of the Preferred Stock in accordance with the terms of the Company's Certificate of Incorporation, the Conversion Shares will be duly authorized, validly issued, fully paid and nonassessable, and that upon issuance of the Warrant Shares in accordance with the terms of the Warrants, the Warrant Shares will be duly authorized, validly issued, fully paid and nonassessable.

   For purposes of the opinions expressed above, we have assumed that there has been no adjustment to the initial conversion price applicable to the Preferred Stock or to the initial exercise price of shares of Warrant Shares, whether by operation of any anti-dilution adjustment, reset adjustment or other provision of such securities.
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   This opinion is rendered only to you and is solely for your benefit in connection with the transactions covered hereby. This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to or relied upon by any other person, firm or corporation for any purpose, without our prior written consent. We consent to your filing this opinion as an exhibit to the registration statement.

                                          Very truly yours,

                                          /s/ Latham & Watkins